Exhibit 99.1

AITX Announces Q1 FY2025 Financial Results in Latest 10-Q Filing, Exceptional Growth in Revenue and Market Value

Company Achieves 312% Revenue Growth and Nearly Triples Market Value in Q1 FY2025

Detroit, Michigan, July 16, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced its financial results for the first quarter of fiscal year 2025, which ended on May 31, 2024. The Company reported a 312% increase in revenue over the prior year’s quarter, reaching $1,182,800, and nearly tripled its market value to approximately $74.7 million.

Management encourages all AITX investors, fans, and followers to thoroughly review the full SEC filing at https://tinyurl.com/aitxq1fy25 and wishes to highlight three critical areas of performance:

1. Strong Revenue Growth:

AITX reported total revenue growth of 312% for the three months ended May 31, 2024, reaching $1,182,800, compared to $385,208 for the same period in 2023. This growth is attributed to both rental revenue and direct sales of goods and services. Rental (SaaS/RMR) revenue saw a 412% increase, totaling $980,536, up from $238,149. Direct sales of goods and services grew by 38%, amounting to $202,264, compared with $147,059 for the previous year.

Steve Reinharz, CEO and CTO of AITX, commented, “Our significant revenue growth is a testament to the growing market demand for our innovative AI-powered solutions and the combined efforts of our dedicated team. While these numbers are trending in the right direction, I am far from satisfied. We are raising our targets because we believe in pushing our boundaries and setting new benchmarks. I anticipate a substantial increase in order intake in the second half of the fiscal year. More importantly, I am excited about the upcoming new and enhanced solutions that we will be launching later this fiscal year, such as RADCam. These innovations will not only broaden our current offerings, but also redefine industry standards. Our commitment to excellence drives us forward, and I am eager to see how these advancements will shape our future.”

2. Growth in Gross Profit:

AITX achieved a gross profit of $887,207 for the three months ended May 31, 2024, representing a 237% increase over the $373,866 reported for the same period in 2023. This growth highlights the Company’s operational efficiency and ability to manage costs while expanding its revenue base.

3. Market Value and Share Price Appreciation:

The Company’s market value nearly tripled, reaching approximately $74.7 million as of May 31, 2024, compared to $26.3 million on February 29, 2024. This growth reflects not only the financial strength of AITX but also the increasing market recognition of the Company’s strategic direction and innovative product offerings.

Additionally, AITX’s share price rose significantly, from $0.0029 on February 29, 2024, to $0.0072 on May 31, 2024. This 150% increase in share price underscores the strong investor confidence in AITX’s vision and execution. The consistent upward trend in share price is indicative of the market’s positive response to the Company’s growth trajectory and future potential.

Reinharz added, “The surge in our market value and share price is a clear indicator that the market believes in our mission and the value we bring through our solutions. We are committed to maintaining this momentum by continuing to innovate and deliver high-quality products that meet the evolving needs of our customers. Our focus remains on creating long-term value for our shareholders and stakeholders.”

The Company’s rental revenue is classified as Recurring Monthly Revenue (RMR), which provides a stable and predictable income stream. RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive or having a substantial increase in order intake in the second half of the fiscal year. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz